Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

August 19, 2004

(432) 632-0300

KEY ENERGY PROVIDES SELECT FINANCIAL DATA

MIDLAND, TX, August 19, 2004 – Key Energy Services, Inc. (NYSE: KEG) today announced certain financial information for the Company for the quarter ended June 30, 2004 and prior periods.  The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company’s independent accountants and is subject to the restatement process.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

	Quarter Ended
	6/30/2004	3/31/2004	6/30/2003
	(In Thousands) - Unaudited
Selected Operating Data:
Revenues
Well servicing	$239,570	$228,548	$219,970
Contract drilling	21,960	18,575	18,511
Other	(165)	(272)	(494)
Total revenues	$261,365	$246,851	$237,987

Selected Costs and Expenses
Well servicing	$168,515	$157,298	$154,251
Contract drilling	17,334	14,984	13,189
General and administrative	51,612	27,321	23,318
Interest (2)	9,771	9,938	12,166

(Gain) loss on retirement of debt	—	14,044	(14)

6 Desta Drive, Midland, TX 79705

	6/30/2004	12/31/2003
	(In Thousands) - Unaudited
Selected Balance Sheet Data:
Current Assets
Cash and cash equivalents (1)	$16,094	$102,771

Accounts receivable, net of allowance for doubtful accounts	179,825	155,974
Inventories	15,752	15,565
Prepaid expenses and other current assets	17,447	15,719
Total current assets	$229,118	$290,029

Current Liabilities
Accounts payable	$51,590	$44,545
Other accrued liabilities	60,616	48,694
Accrued interest	9,569	16,008
Current portion of long-term debt and capital lease obligations	23,329	24,307
Total current liabilities	$145,104	$133,554

Long-term debt, less current portion (1)	$455,998	$520,871
Capital lease obligations, less current portion	9,260	11,178
Deferred Revenue	623	722
Non-current accrued expenses	40,447	36,657

(1)          During the March 2004 quarter, the Company retired $97.5 million of its 14% Senior Subordinated Notes for approximately $111.0 million in cash and acquired Fleet Cementers, Inc. for approximately $20.0 million in cash.

(2)          Interest expense includes Amortization of deferred debt issue costs, discount & premium of $522, $596 and $833 for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003, respectively.

The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements.  Because the restatement of the Company’s prior year financial statements has not been completed, the unaudited information herein may differ from its restated financial statements.  It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2004 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Total revenue for June 2004 quarter increased approximately $14.5 million to $261.4 million versus revenue of $246.9 million for the March 2004 quarter.  The increase is largely attributable to higher activity levels, higher regional pricing as well as increased revenue from the Company’s pressure pumping operations.  The increase in well servicing and contract drilling direct costs for the June 2004 quarter of approximately $13.5 million to $185.8 million versus $172.3 million for the March 2004 quarter was largely due to higher labor costs and increased repair and maintenance costs as well as higher fuel costs.

The Company also experienced an increase general and administrative expenses for the June 2004 quarter of approximately $24.3 million versus the March 2004 quarter.  The increase is primarily attributable to a previously-announced charge for severance costs of approximately $16.4 million associated with the termination of the Company’s former Chief Executive Officer, of which $9.0 million represents a non-cash charge for the write-off of the unamortized balance of his prepaid retention bonus, and the balance consists of severance and other termination costs that would be payable under his employment contract.  The increase also reflects higher professional fees associated with the restatement process and related matters, which have recently approximated $1 million per month. In addition, during the June 2004 quarter the Company recorded a sales tax assessment of approximately $3.0 million and a franchise tax assessment of approximately $2.0 million.

Capital expenditures were $22,316,000, $17,056,000, and $23,636,000 for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003, respectively.  The Company believes that it has adequate cash on hand to fund current operations.  In addition, as previously disclosed, the Company is in negotiation with its senior lenders to extend to December 31, 2004 the date by which it must deliver its 2003 annual report on Form 10-K and 2004 quarterly reports on Form 10-Q.

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements and the impact of professional and other costs related to the restatement process and internal and SEC investigations; the impact of costs related to the former CEO’s termination; risks that the Company will not obtain waivers of information and other covenants from the company’s revolving credit lenders and equipment lessors; the risk of possible changes in the scope and nature of, and thetime required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statements. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.